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               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                         IN AND FOR NEW CASTLE COUNTY


                                   )
IN RE BALLY'S GRAND DERIVATIVE     ) Consolidated Civil Actions
LITIGATION                         ) Nos. 14644 and 15325
                                   )


                           FINAL ORDER AND JUDGMENT

          The Stipulation of Settlement dated August 7, 1997 (the "Stipulation") of the above-captioned action (the "Litigation"), a shareholder derivative action on behalf of Bally's Grand, Inc. ("Bally's Grand"), and the settlement of this action embodied in the Stipulation (the "Settlement"), having been presented to the Court at a hearing on October 9, 1997 (the "Settlement Hearing"), held pursuant to this Court's Order dated August 8, 1997 (the "Scheduling Order") and it appearing that due notice of the Settlement Hearing was given in accordance with the Scheduling Order, the respective parties having appeared by their attorneys of record, the Court having heard and considered evidence in support of the proposed Settlement, the attorneys for the respective parties having been heard, and an opportunity to be heard having been given to all other persons requesting to be heard in accordance with the Scheduling Order, the Court having determined that due, adequate and sufficient notice has been given to Bally's Grand shareholders, and the

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entire matter of the proposed Settlement having been heard and considered by the Court;

          IT HEREBY IS ORDERED, ADJUDGED AND DECREED as follows:

          1. The Settlement is approved and confirmed as fair, reasonable, adequate and in the best interests of Bally's Grand and the holders of Bally's Grand common stock. The parties to the Settlement are directed to consummate the Settlement (to the extent it is not already consummated) in accordance with the terms and conditions in the Stipulation, including but not limited to the following:

               a. Hilton Hotels Corporation or a Hilton subsidiary (referred to collectively below as "Hilton") will acquire in a merger transaction all shares of Bally's Grand common stock not already held by Hilton in exchange for $52.75 per share in cash (less the pro rata percentage of the attorneys' fees and expenses awarded by the Court). Warrants to purchase shares of Bally's Grand common stock will be repurchased in exchange for the difference between $52.75 per warrant in cash (less the pro rata percentage of the attorneys' fees and expenses awarded by the Court) less the exercise price of warrants. Holders of shares of Bally's Grand common stock other than Tower and Executive Life shall have the right to seek appraisal under Delaware law. In any such appraisal proceeding, the dissenting shareholder may assert, as an element of value, his, her or


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its percentage share of the value of the derivative claims asserted in the
Litigation.

               b. Hilton will use reasonable efforts to complete the merger as soon as practicable following the Effective Date of the Settlement.
Hilton may, in its sole discretion, complete the merger at any time prior to the Effective Date of the Settlement.

               c. The Effective Date is three business days following the later of the following events: (i) the date upon which the time for the filing or noticing of any appeal of the final order expires, and (ii) if there is an appeal or appeals, the completion, in a manner that affirms and leaves in place the final order, of all proceedings in the Delaware Supreme Court and the United States Supreme Court arising out of the appeal or appeals (including, but not limited to, the expiration of all deadlines for motions for reconsideration or petitions for certiorari, all proceedings ordered on remand, and all proceedings arising out of any subsequent appeal or appeals following decisions on remand).

          2.   Upon the Effective Date, the following parties are released:

               a. With respect to plaintiffs' derivative claims, defendants Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M.


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Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and
Nicholas H. Politan, Jr., and each of their respective predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, affiliates and agents, including without limitation, each of their respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

               b. With respect to plaintiffs' non-derivative claims, all of the persons and entities identified in sub-paragraph (a) above and Bally's Grand, Inc., and each of Bally's Grand's predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, affiliates and agents, including without limitation, each of Bally's Grand's respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

               c. With respect to the release in Paragraph 3(c) below, plaintiffs Kahn, Shaev, Tower and Executive Life and each of their respective predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, rehabilitators, liquidators, receivers, affiliates and agents, including without limitation, each of their respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.


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          3.   Upon the Effective Date, the following claims are released:

               a. All claims, rights, demands, suits, matters and issues, whether known or unknown, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by Bally's Grand or any direct or indirect subsidiary or parent of Bally's Grand, including without limitation any claims arising under state or federal law relating to alleged fraud, breach of any duty, negligence, violation of state or federal securities laws or any other alleged wrongdoing or misconduct, whether directly, derivatively, including derivatively by any shareholder of Bally's Grand, or in any other capacity that have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the allegations, transactions, matters or occurrences, representations or omissions, or any combination thereof, involved in, set forth in, referred to in or related to the Litigation, including whether or in what manner any allocation of attorneys' fees and expenses among plaintiffs or counsel for plaintiffs is made.

               b. All claims, rights, demands, suits, matters and issues, whether known or unknown, belonging to plaintiffs Kahn, Shaev, Tower and Executive Life, which have been, or could have been, or in the future might be asserted in the Litigation or in any court or proceeding by plain-


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tiffs Kahn, Shaev, Tower and Executive Life, including without limitation any claims arising under state or federal law relating to alleged fraud, breach of any duty, negligence, violation of state or federal securities laws or any other alleged wrongdoing or misconduct, whether directly, derivatively or in any other capacity, which have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the allegations, transactions, matters or occurrences, representations or omissions, or any combination thereof, involved in, set forth in, referred to in or related to the Litigation, including whether or in what manner any allocation of attorneys fees and expenses among plaintiffs or counsel for plaintiffs is made. No claim belonging to anyone other than plaintiffs Kahn, Shaev, Tower and Executive Life is released pursuant to this sub-paragraph. The right of plaintiffs Kahn and Shaev to seek appraisal is not released pursuant to this sub-paragraph.

               c. All claims, rights, demands, suits, matters and issues, whether known or unknown, belonging to defendants Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand, Inc., Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas Politan, which have been, or could have been, or in the future might be asserted in the


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Litigation or in any court or proceeding by Hilton Hotels Corporation, Bally
Entertainment Corporation, Bally's Grand, Inc., Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas Politan, against plaintiffs Kahn, Shaev, Tower and Executive Life, which have arisen, could have arisen, arise now or at some later time arise out of, or are related in any manner to the institution, maintenance, prosecution, assertion, handling or resolution of the Litigation.

               d. For purposes of sub-paragraphs (b) and (c), references to plaintiffs Kahn, Shaev, Tower and Executive Life and defendants Hilton Hotels Corporation, Bally Entertainment Corporation, Bally's Grand, Inc., Bally's Grand Management Co., Inc., Bally Manufacturing Corporation, Jay Burnham, Arthur M. Goldberg, J. Kenneth Looloian, Darrell A. Luery, Jack L. McDonald and Nicholas Politan include their predecessors, successors, assigns, parents, subsidiaries, associates, heirs, executors, administrators, rehabilitators, liquidators, receivers, affiliates and agents, including without limitation, each of their respective present or former officers, directors, stockholders, agents, employees, attorneys and representatives.

               e. The Released Claims do not include any claims by any party to enforce the terms of the parties' Settlement.


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               f.   Together, the Released Claims against the Released
Parties are referred to below as the "Settled Claims."

          4. The Litigation is dismissed with prejudice, with all parties to bear their own costs, except as provided for below.

          5. This Judgment is final and conclusive with respect to the Settled Claims, and binds Bally's Grand, anyone acting on behalf of Bally's Grand, including Bally's Grand shareholders acting derivatively, and plaintiffs.

          6. Plaintiffs and all other Bally's Grand shareholders are permanently enjoined from the institution and prosecution, either directly or indirectly, of any other action in this Court or any other court or proceeding asserting any of the Settled Claims.

          7. This Order and Final Judgment shall not constitute any evidence or admission by any party herein that any acts of wrongdoing have been committed by any of the parties to the Litigation, and shall not be deemed to create any inference that there is any liability for any acts committed by any of the parties to the Litigation.

          8. Counsel for plaintiffs Kahn and Shaev are awarded $1,250,000 in attorneys' fees and reimbursement of expenses, payable in accordance with the terms of the parties' Stipulation.


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          9.   The Register in Chancery is directed to enter and docket this
Final Order and Judgment forthwith.

                                               /s/
                                            -------------------------------
                                                   Vice-Chancellor


Date: October 9, 1997


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